Exhibit 99.1

345 E. Main St.

Warsaw, IN 46580

www.zimmerbiomet.com

Contacts:

Media

Meredith Weissman

(703) 346-3127

meredith.weissman@zimmerbiomet.com

Investors
Ezgi Yagci	Keri Mattox
(617) 549-2443	(203) 399-0856
ezgi.yagci@zimmerbiomet.com	keri.mattox@zimmerbiomet.com

Zimmer Biomet Expands Role for Ivan Tornos, Appointing Him to New Chief Operating Officer Post

Tornos Continues to Lead Global Businesses and Americas; Will Now Also Oversee Europe, Middle East and Africa (EMEA) Region

Company Also Announces Planned Departure of EMEA President Didier Deltort

for New Professional Appointment

(WARSAW, IN) March 19, 2021—Zimmer Biomet Holdings, Inc. (NYSE and SIX: ZBH), a global leader in musculoskeletal healthcare, today announced that Ivan Tornos has been appointed to the newly-created position of Chief Operating Officer. Mr. Tornos joined Zimmer Biomet in November 2018 as Group President, Orthopedics and a year later was named Group President, Global Businesses and the Americas. In this new role, he will continue to report directly to Bryan Hanson, President and CEO, and will be responsible for overseeing all global businesses at Zimmer Biomet, as well as leading the global operations, clinical and medical education and global R&D and New Product Development functions. In addition to his continued leadership of the Americas region, Mr. Tornos will now have oversight of the Europe, Middle East and Africa (EMEA) region, with the President of EMEA reporting directly to him.

“Since joining Zimmer Biomet, Ivan has made tremendous contributions toward the strategic evolution of our business, delivering consistent results across the board,” said Mr. Hanson. “As we continue to transform the Company, having Ivan at the helm in this newly-created and expanded role to drive forward, align and execute on our operations helps ensure we continue to deliver for our customers, patients and shareholders.”

Prior to joining Zimmer Biomet, Mr. Tornos served as Worldwide President of the Global Urology, Medical and Critical Care Division of Becton, Dickinson and Company. Earlier, he was with C.R. Bard in positions of increasing responsibility, most recently serving as President, Europe, Middle East and Africa Regions. Before joining C.R. Bard, Mr. Tornos served as Vice President and General Manager of the Americas Pharmaceutical and Medical/Imaging segments of Covidien International. He also served as International Vice President, Business Development and Strategy with Baxter International Inc., and prior to that he spent over a decade in leadership assignments around the globe with Johnson & Johnson.

Mr. Tornos is an alumnus of the Harvard Business School, having graduated from the Advanced Management Program and he also completed leadership and management programs at the Cox School of Business of Southern Methodist University. He finalized post-MBA work at the Wharton School of the University of Pennsylvania (CPD Marketing/Finance), holds an MBA from the University of Miami School of Business and a BBA in Finance and International Marketing and Management from the University of Georgia Terry College of Business.

The Company also announced today that Didier Deltort, who has served as the President of EMEA since August 2018, will be departing Zimmer Biomet for another professional appointment. A search is underway for a new President of the EMEA region. In the near-term, Mr. Deltort will continue to oversee marketing, sales and distribution of products, services and solutions in the EMEA region, partnering closely with Mr. Tornos.

“We wish Didier continued success in his next career endeavor,” said Mr. Hanson. “On behalf of the Zimmer Biomet team, I want to thank him for his strong and collaborative partnership over the last three years and for his commitment to ensuring a smooth and successful transition of his responsibilities.”

About the Company

Founded in 1927 and headquartered in Warsaw, Indiana, Zimmer Biomet is a global leader in musculoskeletal healthcare. We design, manufacture and market orthopedic reconstructive products; sports medicine, biologics, extremities and trauma products; office-based technologies; spine, craniomaxillofacial and thoracic products; dental implants; and related surgical products.

We collaborate with healthcare professionals around the globe to advance the pace of innovation. Our products and solutions help treat patients suffering from disorders of, or injuries to, bones, joints or supporting soft tissues. Together with healthcare professionals, we help millions of people live better lives.

We have operations in more than 25 countries around the world and sell products in more than 100 countries. For more information, visit www.zimmerbiomet.com or follow Zimmer Biomet on Twitter at www.twitter.com/zimmerbiomet.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning Zimmer Biomet’s expectations, plans, prospects, and product and service offerings. Such statements are based upon the current beliefs and expectations of management and are subject to significant risks, uncertainties and changes in circumstances that could cause actual outcomes and results to differ materially. For a list and description of some of such risks and uncertainties, see Zimmer Biomet’s periodic reports filed with the U.S. Securities and Exchange Commission (SEC). These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in Zimmer Biomet’s filings with the SEC. Forward-looking statements speak only as of the date they are made, and Zimmer Biomet disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers of this news release are cautioned not to rely on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary note is applicable to all forward-looking statements contained in this news release.

ZBH-Corp

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